Exhibit 10.5.1

FIRST LOAN MODIFICATION AGREEMENT

This First Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of April 27, 2011, and is effective as of March 31, 2011, by and among (a) SILICON VALLEY BANK, a California corporation (“Bank”), with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 with a loan production office located at 535 Fifth Avenue, 27th Floor, New York, New York 10017, and (b) EVERYDAY HEALTH, INC., a Delaware corporation (“Everyday Health”), with its principal place of business at 345 Hudson Street, 16th Floor, New York, New York 10014, CAREPAGES, INC., a Delaware corporation (“Carepages”), with its principal place of business at 345 Hudson Street, 16th Floor, New York, New York 10014, and REVOLUTION HEALTH GROUP LLC, a Delaware limited liability company (“Revolution Health”), with its principal place of business at 345 Hudson Street, 16th Floor, New York, New York 10014 (Everyday Health, Carepages and Revolution Health are hereinafter jointly and severally, individually and collectively, referred to as “Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of September 22, 2010, evidenced by, among other documents, a certain Loan and Security Agreement dated as of September 22, 2010 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modification to Loan Agreement.

1	The Loan Agreement shall be amended by deleting the following appearing as Section 2.1.1(g) thereof:

“(g) Maturity. All Obligations outstanding hereunder shall be immediately due and payable on (i) with respect to Obligations in connection with Advances, the Maturity Date and (ii) with respect to Obligations in connection with the Term Advance, the Term Loan Maturity Date.”

and inserting in lieu thereof the following:

“(g) Maturity. All Obligations outstanding hereunder shall be immediately due and payable on (i) with respect to Obligations in connection with Advances, the Maturity Date, (ii) with respect to Obligations in connection with the Term Advance, the Term Loan Maturity Date and (iii) with respect to Obligations in connection with the Term Advance #2, the Term Loan #2 Maturity Date.”

2	The Loan Agreement shall be amended by inserting the following new Section 2.1.3, appearing immediately after Section 2.1.2 thereof:

“2.1.3 Term Loan #2.

(a) Availability. Subject to the terms and conditions of this Agreement, after the occurrence of the 2011 Equity Event but prior to the expiration of the Draw Period, Borrower may request, and Bank shall make, one (1) term loan in an aggregate amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the “Term Advance #2”).

(b) Repayment.

(i) Commencing on the first calendar day of the month following the month in which the Funding Date for the Term Advance #2 occurs (or commencing on such Funding Date if such Funding Date is the first calendar day of the month), and continuing on the first calendar day of each month thereafter, Borrower shall make monthly payments of interest at the rate set forth in Section 2.1.3(e).

(ii) Commencing on the Term Advance #2 Amortization Date, and continuing on the first calendar day of each month thereafter, Borrower shall repay the Term Advance #2 in (A) thirty six (36) equal monthly installments of principal, plus (B) monthly payments of accrued and unpaid interest at the rate set forth in Section 2.1.3(e) (each, a “Term Loan #2 Payment”). Borrower’s final Term Loan #2 Payment, due on the Term Loan #2 Maturity Date, shall include all outstanding principal and accrued and unpaid interest with respect to the Term Advance #2. Once repaid, the Term Advance #2 may not be reborrowed.

(c) Mandatory Prepayment Upon an Acceleration. If the Term Advance #2 is accelerated following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest, (ii) the Term Advance #2 Prepayment Premium, and (iii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(d) Permitted Prepayment. Borrower shall have the option to prepay the Term Advance #2 (including partial prepayments), provided Borrower (i) delivers written notice to Bank of its election to prepay the Term Advance #2 at least three (3) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the amount of outstanding principal elected to be prepaid plus all accrued and unpaid interest, (B) the Term Advance #2 Prepayment Premium, and (C) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts. Notwithstanding the foregoing, Bank agrees to waive the Term Advance #2 Prepayment Premium with respect to a prepayment if Bank agrees to refinance and redocument the Term Advance #2 under another division of Bank (in its sole and exclusive discretion) prior to the Term Loan #2 Maturity Date.

(e) Interest.

(i) Interest Rate. Subject to Section 2.1.3(e)(ii), the principal amount outstanding under the Term Advance #2 shall accrue interest at a floating per annum rate equal to the Applicable Rate, which interest shall be payable monthly.

(ii) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations in connection with the Term Advance #2 shall bear interest at the Default Rate. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.1.3(e)(ii) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(iii) Adjustment to Interest Rate. Changes to the interest rate of the Term Advance #2 based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(iv) Computation; 360-Day Year. In computing interest, the date of the making of the Term Advance #2 shall be included and the date of payment shall be excluded; provided, however, that if the Term Advance #2 is repaid on the same day on which it is made, such day shall be included in computing interest on the Term Advance #2. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(f) Borrowing Procedure. Subject to the prior satisfaction of all other applicable conditions to the making of the Term Advance #2 set forth in this Agreement, to obtain the Term Advance #2, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Eastern time on or prior to the Effective Date. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a Person whom Bank believes is a Responsible Officer or designee.”

3	The Loan Agreement shall be amended by deleting the following text appearing in Section 2.2.2 thereof:

“The Working Capital Line Fee and the Term Advance Fee are hereinafter collectively referred to as the “Loan Fees”.”

and inserting in lieu thereof the following:

“ (c) A fully earned, non-refundable term loan fee of Twelve Thousand Five Hundred Dollars ($12,500.00) is earned, due and payable upon Borrower’s request for the Term Advance #2 and, in any case, as a condition precedent to funding of Term Advance #2 (the “Term Advance #2 Fee”).

The Working Capital Line Fee, the Term Advance Fee and the Term Advance #2 Fee are hereinafter collectively referred to as the “Loan Fees”.”

4	The Loan Agreement shall be amended by inserting the following text appearing at the end of Section 2.3.1(b)(ii) thereof:

“Notwithstanding the foregoing, from the 2011 Effective Date until July 31, 2011, if a repayment of principal is required as a result of an overadvance pursuant to (A) above, such repayment will only be required to the extent that such overadvance exceeds the lesser of (1) Four Million Dollars ($4,000,000) and (2) forty percent (40.0%) of the aggregate amount of unrestricted and unencumbered cash of Borrower maintained with Bank. For sake of clarity, (x) notwithstanding the prior sentence, Borrower may not request, and Bank has no obligation to make, any new Advances based on Borrower’s unrestricted and unencumbered cash at Bank, (y) the provision in the immediately preceding sentence shall be ineffective as of August 1, 2011 and thereafter, at which time any such overadvance needs to immediately be repaid in full in cash and (z) nothing herein shall be deemed to be a waiver of any Event of Default arising from the actions resulting in such overadvance (other than the actual overadvance).”

5	The Loan Agreement shall be amended by deleting the following text appearing in Section 2.3.2 thereof:

“The demand may, at Bank’s option, include the Term Advance, the Advance for each Financed Receivable then outstanding and all accrued Finance Charges, the Early Termination Fee, Collateral Handling Fees, Loan Fees, interest, attorneys’ and professional fees, court costs and expenses, and any other Obligations.”

and inserting in lieu thereof the following:

“The demand may, at Bank’s option, include the Term Advance, the Term Advance #2, the Advance for each Financed Receivable then outstanding and all accrued Finance Charges, the Early Termination Fee, Collateral Handling Fees, Loan Fees, interest, attorneys’ and professional fees, court costs and expenses, and any other Obligations.”

6	The Loan Agreement shall be amended by deleting the following text appearing in Section 3.2 thereof:

“ (a) receipt of (i) with respect to requests for Advances, the Advance Request and Invoice Transmittal, or (ii) with respect to the request for the Term Advance, timely receipt of an executed Payment/Advance Form;”

and inserting in lieu thereof the following:

“ (a) receipt of (i) with respect to requests for Advances, the Advance Request and Invoice Transmittal, or (ii) with respect to the request for the Term Advance and the Term Advance #2, timely receipt of an executed Payment/Advance Form;”

7	The Loan Agreement shall be amended by deleting the following text appearing in Section 6.7 thereof:

“(a) Adjusted EBITDA. Subject to subsection (c) below, maintain, to be tested as of the last day of each quarter, Adjusted EBITDA of at least (i) ($1,300,000) for the quarter ending September 30, 2010, (ii) $1,700,000 for the quarter ending December 31, 2010, (iii) ($4,300,000) for the quarter ending March 31, 2011, (iv) $1.00 for the quarter ending June 30, 2011, and (v) $750,000 for the quarter ending September 30, 2011, and on the last day of each quarter thereafter.”

and inserting in lieu thereof the following:

“(a) Adjusted EBITDA. Subject to subsection (c) below, maintain, to be tested as of the last day of each quarter, Adjusted EBITDA of at least (i) ($1,300,000) for the quarter ending September 30, 2010, (ii) $1,700,000 for the quarter ending December 31, 2010, (iii) ($4,800,000) for the quarter ending March 31, 2011, (iv) ($1,000,000) for the quarter ending June 30, 2011, (v) $750,000 for the quarter ending September 30, 2011, and (vi) for the quarter ending December 31, 2011, and for each quarter thereafter, an amount equal to (A) if the 2011 Equity Event has occurred and the Term Advance #2 was not made, $750,000, (B) if the 2011 Equity Event has occurred and the Term Advance #2 was made, $1,250,000, or (C) if the 2011 Equity Event has not occurred, $1,000,000.”

8	The Loan Agreement shall be amended by inserting the following new definitions appearing alphabetically in Section 13.1 thereof:

““2011 Effective Date” is April 27, 2011.”

““2011 Equity Event” is the receipt by Borrower, from new and/or existing investors of Borrower, on or after the 2011 Effective Date but on or before September 30, 2011, of proceeds of equity or a Subordinated Debt financing, in form and substance acceptable to Bank in Bank’s sole discretion, resulting in unrestricted gross cash proceeds to Borrower of at least Five Million Dollars ($5,000,000.00).”

“Draw Period” is the period of time beginning upon the occurrence of the 2011 Equity Event and ending on the earlier to occur of (a) thirty (30) days following the receipt by Borrower of at least Five Million Dollars ($5,000,000.00) in gross cash proceeds in connection with the 2011 Equity Event and (b) September 30, 2011.”

““Term Advance #2” is defined in Section 2.1.3(a).”

““Term Advance #2 Amortization Date” is the first (1st) calendar day of the month that is the seventh (7th) month following the Funding Date for the Term Advance #2.”

““Term Advance #2 Fee” is defined in Section 2.2.2.”

““Term Advance #2 Prepayment Premium” is (a) on or prior to the date that is one (1) year after the Funding Date for the Term Advance #2, three percent (3.0%) of the principal amount of the Term Advance #2 prepaid, (b) after the date that is one (1) year after the Funding Date for the Term Advance #2 but on or prior to the date that is two (2) years after such Funding Date, two percent (2.0%) of the principal amount of the Term Advance #2 prepaid, and (c) after the date that is two (2) years after the Funding Date for the Term Advance #2 but on or prior to the date that is three (3) years after such Funding Date, one percent (1.0%) of the principal amount of the Term Advance #2 prepaid. For sake of clarity, a prepayment shall include any payment hereunder made in connection with the Term Advance #2 prior to the Term Loan #2 Maturity Date that is not a scheduled payment of principal or interest.”

““Term Loan #2 Maturity Date” is the first (1st) calendar day of the month that is the thirty-fifth (35th) month following the Term Advance #2 Amortization Date.”

““Term Loan #2 Payment” is defined in Section 2.1.3(b).”

9	The Loan Agreement shall be amended by deleting the following definition appearing in Section 13.1 thereof:

““Applicable Rate” is (a) with respect to Financed Receivables based upon individual Eligible Accounts, a per annum rate equal to the Prime Rate plus one and three-quarters of one percent (1.75%), (b) with respect to Advances based upon Aggregate Eligible Accounts, a per annum rate equal to the Prime Rate plus one and one-quarter of one percent (1.25%), (c) with respect to Advances based upon Non-Formula Placeholder Invoices, a per annum rate equal to the Prime Rate, and (d) with respect to the Term Advance, a per annum rate equal to the Prime Rate plus two and one-half of one percent (2.50%).”

““Credit Extension” is any Advance, the Term Advance, or any other extension of credit by Bank for Borrower’s benefit.”

““Prepayment Premium” is (a) on or prior to the date that is one (1) year after the Funding Date, three percent (3.0%) of the principal amount of the Term Advance prepaid, (b) after the date that is one (1) year after the Funding Date but on or prior to the date that is two (2) years after the Funding Date, two percent (2.0%) of the principal amount of the Term Advance prepaid, and (c) after the date that is two (2) years after the Funding Date but on or prior to the date that is three (3) years after the Funding Date, one percent (1.0%) of the principal amount of the Term Advance prepaid. For sake of clarity, a prepayment shall include any payment hereunder made in connection with the Term Advance prior to the Term Loan Maturity Date that is not a scheduled payment of principal or interest.”

and inserting in lieu thereof the following:

““Applicable Rate” is (a) with respect to Financed Receivables based upon individual Eligible Accounts, a per annum rate equal to the Prime Rate plus one and three-quarters of one percent (1.75%), (b) with respect to Advances based upon Aggregate Eligible Accounts, a per annum rate equal to the Prime Rate plus one and one-quarter of one percent (1.25%), (c) with respect to Advances based upon Non-Formula Placeholder Invoices, a per annum rate equal to the Prime Rate, (d) with respect to the Term Advance, a per annum rate equal to the Prime Rate plus two and one-half of one percent (2.50%) and (e) with respect to the Term Advance #2, a per annum rate equal to the Prime Rate plus two and one-half of one percent (2.50%).”

““Credit Extension” is any Advance, the Term Advance, the Term Advance #2, or any other extension of credit by Bank for Borrower’s benefit.”

““Prepayment Premium” is (a) on or prior to the date that is one (1) year after the Funding Date for the Term Advance, three percent (3.0%) of the principal amount of the Term Advance prepaid, (b) after the date that is one (1) year after the Funding Date for the Term Advance but on or prior to the date that is two (2) years after such Funding Date, two percent (2.0%) of the principal amount of the Term Advance prepaid, and (c) after the date that is two (2) years after the Funding Date for the Term Advance but on or prior to the date that is three (3) years after such Funding Date, one percent (1.0%) of the principal amount of the Term Advance prepaid. For sake of clarity, a prepayment shall include any payment hereunder made in connection with the Term Advance prior to the Term Loan Maturity Date that is not a scheduled payment of principal or interest.”

10	The Loan Agreement shall be amended by deleting Schedule 1 to the Compliance Certificate attached to the Compliance Certificate that is attached to the Loan Agreement as Exhibit C and inserting in lieu thereof the Schedule 1 to the Compliance Certificate attached hereto as Exhibit A.

4. FEES. Borrower shall pay to Bank a modification fee equal to Twenty-Five Thousand Dollars ($25,000.00), which fee shall be fully earned, due and payable as of the date hereof. Borrower shall also reimburse Bank for all reasonable legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. RATIFICATION OF PERFECTION CERTIFICATES.

(a) Everyday Health hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of September 22, 2010 executed and delivered by Everyday Health, and acknowledges, confirms and agrees the disclosures and information Everyday Health provided to Bank in the Perfection Certificate have not changed, as of the date hereof.

(b) Carepages hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of September 22, 2010 executed and delivered by Carepages, and acknowledges, confirms and agrees the disclosures and information Carepages provided to Bank in the Perfection Certificate have not changed, as of the date hereof.

(c) Revolution Health hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of September 22, 2010 executed and delivered by Revolution Health, and acknowledges, confirms and agrees the disclosures and information Revolution Health provided to Bank in the Perfection Certificate have not changed, as of the date hereof.

6. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

7. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

8. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

9. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

10. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

EVERYDAY HEALTH, INC.		SILICON VALLEY BANK

By:	/s/ Alan Shapiro	By:	/s/ Michael McMahon

Name:	Alan Shapiro	Name:	Michael McMahon

Title:	EVP and General Counsel	Title:	VP

CAREPAGES, INC.

By:	/s/ Alan Shapiro

Name:	Alan Shapiro

Title:	President

REVOLUTION HEALTH GROUP LLC

By:	/s/ Alan Shapiro

Name:	Alan Shapiro

Title:	General Counsel

Exhibit A

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated: ___________________

I.	Adjusted EBITDA (Section 6.7(a))

Required:	See chart below

Period	EBITDA
Quarter ending September 30, 2010	($1,300,000)
Quarter ending December 31, 2010	$1,700,000
Quarter ending March 31, 2011	($4,800,000)
Quarter ending June 30, 2011	($1,000,000)
Quarter ending September 30, 2011	$750,000
Quarter ending December 31, 2011, and as of the last day of each quarter thereafter	(a) if the 2011 Equity Event has occurred and the Term Advance #2 was not made, $750,000, (b) if the 2011 Equity Event has occurred and the Term Advance #2 was made, $1,250,000, or (c) if the 2011 Equity Event has not occurred, $1,000,000

Actual:

A.	EBITDA (earnings before interest, taxes, depreciation and amortization in accordance with GAAP)	$
B.	Unfinanced capital expenditures of Borrower (including capitalized software and development costs)	$
C.	Non-cash stock compensation expense	$
D.	Reasonable add-backs for non-cash items for which Borrower provided written details to Bank	$
E.	On or prior to May 31, 2011 and only to the extent disclosed in its profit and loss statements delivered to Bank, up to One Million Two Hundred Thousand Dollars ($1,200,000.00) in aggregate earn-out payments made as a result of the 2008 acquisition of Nurture Media LLC	$
F.	Up to Five Hundred Fifty Thousand Dollars ($550,000.00) in respect of the write-off of deferred financing costs relating to the Horizon and Square 1 Bank credit facilities	$
G.	Other one-times charges approved by Bank in writing in its sole discretion	$
H.	Adjusted EBITDA (line A minus line B plus line C plus line D plus line E plus line F plus line G)	$

Is line H equal to or greater than $_____(see chart above)?

________ No, not in compliance	________ Yes, in compliance

II.	Minimum Cash (Section 6.7(b)

Required	$10,000,000

Actual

A.	Aggregate value of the unrestricted cash of Borrower maintained with Bank from the Effective Date through the making of the Term Advance	$

Is line A equal to or greater than $10,000,000?

_______ No, not in compliance	_______ Yes, in compliance

III.	Adjusted Quick Ratio (Section 6.7(c) – if applicable)

Required:	≥2.0:1.0

Actual:

A.	Aggregate value of the unrestricted cash and cash equivalents of Borrower maintained with Bank	$
B.	Aggregate value of the net billed accounts receivable of Borrower	$
C.	Quick Assets (the sum of lines A through B)	$
D.	Aggregate value of Obligations to Bank	$
E.	Aggregate value of liabilities that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and not otherwise reflected in line D above that matures within one (1) year	$
F.	Current Liabilities (the sum of lines D and E)	$
G.	Current portion of the aggregate value of all amounts received or invoiced by Borrower in advance of performance under contracts and not yet recognized as revenue	$
H.	Line F minus line G	$
I.	Adjusted Quick Ratio (line C divided by line H)

Is line I equal to or greater than 2.0:1:0?

________ No, not in compliance	________ Yes, in compliance